UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest reported): October 26, 2004

CBD Media LLC

(Exact name of registrant as specified in its chapter)

Delaware	333-107783	02-0553288
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

312 Plum Street, Suite 900

Cincinnati, Ohio 45202

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (513) 397-6794

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement & Item 2.03. Creation of a Direct Financial Obligation

On October 26, 2004, CBD Media LLC (the “Company”) amended its senior credit facility. The parties to the amended senior credit facility are the Company and its parent, CBD Media Holdings LLC (the “Parent”), Lehman Commercial Paper Inc., as administrative agent, and other certain other lender parties thereto. The amended senior credit facility is guaranteed unconditionally and irrevocably by the Parent and the Company’s subsidiary, CBD Finance, Inc. The amendment to the senior credit facility is filed as Exhibit 10.3 to this report on Form 8-K.

Among other things, the amendment (1) increased the size of the term loan portion of the senior credit facility by $23.0 million by replacing the tranche C term loan facility with a $153.0 million trance D term loan facility; (2) permitted the Parent to issue $100.0 million of senior notes due 2012; (3) permits the Company, so long as there is no default or event of default under the senior credit facility, to make distributions to the Parent necessary to make regularly scheduled payments of interest with respect the senior notes due 2012; (4) so long as there was no default or event of default under the senior credit facility, permitted the Company and the Parent to set aside funds for a distribution to the equityholders of the Parent in amount not to exceed $130.0; (5) deleted from the senior credit facility the requirement that the Company maintain a “fixed charge coverage ratio” and modified other financial ratios that the Company is required to maintain; and (6) made certain other amendments to the senior credit facility related to the issuance of the senior notes by the Parent.

Lehman Brothers Inc., an affiliate of Lehman Commercial Paper Inc. provides investment banking services to the Company and certain affiliates of the Company, including Spectrum Equity Investors. Lehman Brothers Inc. and Banc of America Securities LLC served as initial purchasers in a $100.0 million offering of senior notes by the Parent on October 26. 2004 and a $150.0 million senior subordinated notes offering by the Company in June 2003. Bank of America, N.A., an affiliate of Banc of America Securities LLC, is a lender under the senior credit facility.

Borrowings under the senior credit facility, including those under the tranche D term loan facility, may be accelerated under certain events, including but not limited to bankruptcy, failure to pay principal or interest, breach of financial covenants, the occurrence of a change of control as defined in the senior credit facility and the termination of the right to use the trademark “Cincinnati Bell Directory.”

Item 8.01.	Other Events*

On October 26, 2004, the Parent completed an offering of $100.0 million of 9¼% Senior Notes due 2012, pursuant to a Purchase Agreement, dated October 21, 2004 between the Parent, CBD Holdings Finance, Inc., Lehman Brothers Inc., Banc of America Securities LLC and Goldman, Sachs & Co. The Company distributed approximately $7.0 million of cash on hand and $23.0 million of net proceeds of the increased term loan to the Parent, which, in turn, distributed such funds, along with the net proceeds of the senior notes offering of approximately $97.0 million, to its equityholders.

*	The information in Item 8.01 of Form 8-K shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section. Furthermore, the information in Item 8.01 shall not be deemed to be incorporated by reference into the filings of the registrant under the Securities Act of 1933

Item 9.01.	Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description

10.1	Credit Agreement, dated June 13, 2003, by and among CBD Media LLC, CBD Media Holdings LLC, the lenders party thereto and Lehman Commercial Paper Inc. as administrative agent with Lehman Brothers Inc. as joint-lead arranger and book runner, Banc of America Securities LLC as joint-lead arranger and book runner, Bank of America, N.A. as syndication agent and Toronto Dominion (Texas), Inc., as Documentation Agent (incorporated by reference to Exhibit 10.1 to CBD Media’s Registration Statement on Form S-4 (No. 333-107783) filed August 8, 2003).

10.2	First Amendment and Waive to Credit Agreement, dated February 5, 2004 to the Credit Agreement, dated as of June 13, 2003, among CBD Media Holdings LLC, CBD Media LLC, the financial institutions and entities from time to time parties thereto, and Lehman Commercial Paper Inc., as administrative agent (incorporated by reference to Exhibit 10.13 to CBD Media’s Report on Form 10-K filed March 30, 2004).

10.3	Second Amendment to Credit Agreement and First Amendment to Parent Security Agreement and Parent Pledge Agreement, dated as of October 26, 2004, among CBD Media Holdings LLC, CBD Media LLC, Lehman Commercial Paper Inc., as administrative agent for the Lenders, and the financial institutions and entities signatory thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized this 1st day of November 2004.

CBD MEDIA LLC

By:	/s/ John P. Schwing
Name:	John P. Schwing
Title:	Vice President of Finance and Administration
and Chief Financial Officer